Exhibit 99.1

CONSOLIDATED

QUARTERLY FINANCIAL

STATEMENTS

September 30, 2006

POST OFFICE BOX 1029

GREER, SC 29652

Message to Shareholders

Shareholder Update

October 31, 2006

Dear Shareholders and Friends:

We are pleased to report that Greer Bancshares Incorporated, the parent company of Greer State Bank, earned net income of $769,000, or 31 cents per diluted share, for the quarter ended September 30, 2006, compared to $699,000, or 28 cents per diluted share, for the third quarter of 2005, an increase in net income of 10%. Year-to-date net income through September 30, 2006 was $2,169,000, or 86 cents per diluted share, compared to $2,022,000, or 81 cents per diluted share through September 30, 2005, up 7.3%.

Total assets increased to $340 million at September 30, 2006, up 13.7% from $299 million at December 31, 2005. Total loans were $244 million at September 30, 2006, up 23.2% from $198 million at December 31, 2005.

We are gratified with the growth in net income and in our balance sheet for the first nine months of 2006, particularly the growth in loans which are the primary driver of our bank’s earnings. We believe these results reflect the continued success of our strategic growth plan, and we provide further details on our progress at the end of this mailing.

The next quarterly cash dividend of 17 cents per share will be paid on December 15, 2006, to shareholders of record on December 1, 2006.

As always, thank you for your continued interest, support, and trust. We welcome your comments for improving the Bank and communicating effectively with you.

Respectfully,

David M. Rogers	Kenneth M. Harper	R. Dennis Hennett
Chairman of the Board	President	Chief Executive Officer

BALANCE SHEET

As of September 30, 2006

Unaudited

	In 000’s
	09/30/06	12/31/05
ASSETS
Cash and due from banks	$5,752	$6,270
Interest bearing deposits	743	564
Investment securities:
Held to maturity	24,713	28,482
Available for sale	46,159	49,543
Loans, less allowance for loan losses	243,813	197,587
Premises and equipment, net	6,434	5,747
Accrued interest receivable	2,086	1,615
Restricted stock	3,691	3,509
Other assets	7,076	6,130

TOTAL ASSETS	$340,467	$299,447

	In 000’s
	09/30/06	12/31/05
LIABILITIES
Deposits
Non-interest bearing	$30,843	$30,014
Interest bearing	204,838	169,173

Total Deposits	235,681	199,187

Short tem debt	11,134	10,520
Long term debt	66,143	65,033
Other liabilities	5,057	3,143

TOTAL LIABILITIES	318,015	277,883

STOCKHOLDERS EQUITY:
Common stock	12,354	12,268
Additional paid in capital	3,004	2,741
Retained earnings	7,252	6,751
Accumulated other comprehensive loss	(158)	(196)

Total Stockholders Equity	22,452	21,564

TOTAL LIABILITIES AND STOCKHOLDERS EQUITY	$340,467	$299,447

STATEMENTS OF INCOME

As of September 30, 2006

Unaudited

	For the Quarter Ended		Year-to-Date
	In 000’s
	09/30/06	09/30/05	09/30/06	09/30/05
Interest Income
Loan (including fees)	$4,939	$3,087	$13,474	$8,046
Investment securities:
Taxable	631	670	1,941	1,802
Exempt from federal taxes	221	270	680	741
Federal Funds sold	5	12	19	87
Other	8	9	26	58

Total Interest Income	5,804	4,048	16,140	10,734

Interest Expense
Int. on deposit accounts	1,772	806	4,679	2,151
Int. on other borrowings	1,030	854	2,866	2,100

Interest Expense	2,802	1,660	7,545	4,251

Net Interest Income	3,002	2,388	8,595	6,483
Provision for Loan Losses	231	76	529	211

Net Interest Income after provision for Loan Losses	2,771	2,312	8,066	6,272

Non-Interest Income
Customer Service Fees	220	256	710	735
Gain on securities	59	—	78	135
Other operating income	338	294	945	838

Total non-interest income	617	550	1,733	1,708

Non-Interest Expense
Salaries, Wages & Benefits	1,383	1,199	4,149	3,378
Occupancy and equipment	220	209	647	541
Postage and supplies	87	77	230	204
Other Operating Expenses	612	511	1,740	1,443

Total non-interest expense	2,302	1,996	6,766	5,566

Income Before Taxes	1,086	866	3,033	2,414
Provision for Income Taxes	317	167	864	392

Net Income	$769	$699	$2,169	$2,022

Unrealized gain/loss on available-for-sale securities	464	(271)	87	(410)

Less Reclassification Adjustments for (Gains) Included in Net Income	(37)	—	(49)	(84)

Comprehensive Income	$1,196	$428	$2,207	$1,528

Weighted average shares outstanding:	2,466	2,444	2,460	2,439

Earnings per Common Basic Share	$0.31	$0.29	$0.88	$0.83

Earnings per Common Diluted Share	$0.31	$0.28	$0.86	$0.81

Message to Shareholders

Greer Bancshares Incorporated

October 31, 2006

Dear Shareholders and Friends:

The purpose of this update is to give you a progress report on your company. We hope you will take a few moments to read the update and that you find the information helpful and timely.

Once again, we wish to express our appreciation for the confidence and trust you have placed in us by investing in Greer Bancshares Incorporated. Frankly, when Greer State Bank was chartered in August of 1988 and opened for business in January 1989, we did not envision the Bank would grow to $339 million in assets within 18 years. Of course, we did not envision many of the changes and growth opportunities that would come to Greer and the upstate communities.

The past 18 years have also brought many changes to the banking industry, some of which are truly significant. First, the introduction of national interstate banking resulted in significant consolidation within the industry and reduced the total number of FDIC insured financial institutions (banks and thrifts) from approximately 18,800 in the early 1980’s to 8,778 at June 30, 2006. 122 financial institutions (with assets of $10 billion or more) now control 75% of total assets within the banking industry. In South Carolina, the top five banking institutions now control 56% of the state’s deposits.

Second, banking regulations have increased significantly over the past 18 years. While banking has always been a highly regulated industry, expensive new regulations (such as the Bank Secrecy Act, USA Patriot Act, and the Sarbanes-Oxley Act of 2002) have been added in recent years, further increasing regulatory and risk management costs to the industry. Some of these regulatory costs are particularly onerous to smaller financial institutions. It is noteworthy that of the 50 new commercial banks that were chartered in 1988 within the Atlantic seaboard states from South Carolina north (Greer State Bank included), only 10 of them remain today as independent community banks.

Recognizing the trends and challenges within the banking industry, and believing strongly in our vision, mission and core values as an independent, community bank, the Board of Directors developed in November 2004 and implemented in January 2005 an aggressive, five-year growth plan that aimed to preserve the Bank’s independence and assure its viability as a sound financial investment for its shareholders.

We are pleased to report that the Bank has made significant progress thus far in the five-year growth plan. In seven calendar quarters we have grown from $231 million at January 1, 2005 to the current $339 million at September 30, 2006, an increase in total assets of 47% in less than two years. This rate of growth puts us ahead of schedule in our five-year plan and enables us to moderate our growth goal for 2007 to something approximating 10%.

Aggressive growth requires increased investments in people, facilities, risk management, and provisions for potential loan losses. We have been making these investments. Typically, the costs of aggressive growth are “front-end loaded” and the benefits are “back-end loaded.” We believe, however, that our strong growth will result in increased earnings per share and improved shareholder value.

In summary, we believe your company is making good progress on its five-year growth plan. We remain focused on increasing the value of your investment and welcome your comments and suggestions on how we may improve our communications with you.

Respectfully yours,

David M. Rogers	Kenneth M. Harper	R. Dennis Hennett
Chairman of the Board	President	CEO

* * * * * * * * * * * * * *

The Company cautions readers that the statements contained in this mailing regarding the Company’s future financial condition, business plans, operations, opportunities, or prospects, including any factors which may affect future earnings, are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based upon management’s current knowledge and assumptions about future events and involve risks and uncertainties that could cause actual results to differ materially from anticipated results. Such risks and uncertainties include: (i) significant increases in competitive pressure in the banking and financial services industries; (ii) changes in the interest rate environment which could reduce anticipated or actual margins; (iii) changes in political conditions or the legislative or regulatory environment; (iv) the level of allowance for loan losses; (v) the rate of delinquencies and amounts of charge-offs; (vi) the rate of loan growth; (vii) adverse changes in asset quality and resulting credit risk-related losses and expenses; (viii) general economic conditions, either nationally or regionally and especially in our primary service area, becoming less favorable than expected resulting in, among other things, a deterioration in credit quality; (ix) changes occurring in business conditions and inflation; (x) changes in technology; (xi) changes in monetary and tax policies; (xii) loss of consumer confidence and economic disruptions resulting from terrorist activities; (xiii) changes in the securities markets; and (xiv) other risks and uncertainties detailed from time to time in our filings with the Securities and Exchange Commission. For more details on factors that could affect expectations, see the Company’s Annual Report on Form 10-K for the year ended December 31, 2005, and other reports from time to time filed with or furnished to the Securities and Exchange Commission. This release speaks only as of its date, and the Company disclaims any duty to update the information in this mailing.

GREER STATE BANK

OFFICE LOCATIONS

MAIN OFFICE

1111 West Poinsett Street

Greer, South Carolina 29650

BRANCH OFFICES

601 North Main Street

Greer, South Carolina 29650

871 South Buncombe Road

Greer, South Carolina 29650

3317 Wade Hampton Boulevard

Taylors, SC 29687

864/877-2000

“TELEBANKER” - 864/879-2265

www.greerstatebank.com

Member FDIC

GREER BANCSHARES INCORPORATED Post Office Box 1029 Greer, South Carolina 29652-1029	PRSRT STD U.S. Postage PAID Permit #113 Greenville, SC